AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Securities Purchase Agreement dated June 8, 2009 (individually the SPA and with this Amendment the “Agreement”) is dated as of September 1, 2009, by and between Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”), and JP SPC 1 Vatea, Segregated Portfolio (formerly Vatea Fund, Segregated Portfolio), a Cayman Islands company (the “Investor”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the SPA.

WHEREAS, the SPA provides that the Investor will make additional investments in the Company through the purchase of Common Stock, subject to the Company achieving Milestones listed in Appendix A to the SPA.

WHEREAS, the parties have agreed on certain modifications to the Milestones and other terms of the SPA, and wish to enter into this Amendment to memorialize the changes and the Agreement between the parties.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

1.        Section 2.2(b) of the SPA is deleted and the following new Section 2.2(b) inserted in lieu thereof:

(b)         Except as otherwise specifically provided for in Appendix A, on the 20th Business Day following the date on which an Installment Notice is given to the Investor, a closing (a “Subsequent Closing”) shall take place at the offices of Parsons, Behle & Latimer, 201 South Main Street, Suite 1800, Salt Lake City, Utah 84111 (i) at 1:00 p.m. local time on that date, or (ii) at such other time and place or on such date as the Investor and the Company may agree upon (a “Subsequent Closing Date”), and at each such Subsequent Closing the Company shall deliver or cause to be delivered to the Investor the Installment Shares, and the Investor shall deliver or cause to be delivered to the Company by wire transfer to an account designated in writing by the Company prior to each Subsequent Closing the Installment Payment.

2.        Pursuant to Section 4.10 of the SPA the Company is required to take all action required by its certificate of incorporation, bylaws, and applicable law to increase the number of persons then comprising the board of directors by one and electing the Investor Nominee to the vacancy thereby created following the Subsequent Closing Date where the sum of the payment paid for Shares at that closing and the payments for all Shares sold in Subsequent Closings prior to that closing equals or exceeds US$5,000,000. On August 24, 2009, the Company increased the number of persons comprising the board of directors by one and elected Gregory Pepin to fill the director position created thereby. The Company agrees that the condition precedent to the election of the Investor Nominee, that there be an investment of US$5,000,000 in one or more Subsequent Closings, is waived, and the Investor agrees that Gregory Pepin is the Investor Nominee for purposes of Section 4.10 and that the obligations of the Company under Section 4.10 have been fulfilled.

3.        Appendix A to the SPA deleted and the new Appendix A attached to this Amendment inserted in lieu thereof.

4.        Except as otherwise specifically provided for in his Amendment, all of the terms and provisions of the SPA remain in full force and effect. This Amendment is one of the Transaction Documents and the Transaction Documents, together with the appendices and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, appendices, and schedules.

5.        This Amendment may be executed in two or more counterparts, all of which when taken together with the Transaction Documents shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by image file attached to an email, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page or image file of the signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the SPA to be duly executed by their respective authorized signatories as of the date first indicated above.

OXYGEN BIOTHERAPEUTICS, INC.

By:	/s/ Chris J. Stern
Name:	Chris J. Stern
Title:	Chief Executive Officer

JP SPC 1 VATEA, SEGREGATED PORTFOLIO

By:	/s/ Gregory Pepin
Name:	Gregory Pepin
Title:	Managing Director

APPENDIX A
MILESTONES

The dates listed in the following table (the “Target Dates”) are the estimated dates by which the corresponding Milestone listed under Milestone Alternative 1 or Alternative 2 (individually an “Alternative” and collectively the “Alternatives”) are to be accomplished. Once the first Milestone of any one of the Alternatives is achieved and the Installment Notice given by the Company to the Investor, then that Alternative shall be the sole schedule of Milestones to be achieved and investment required under the Agreement. If the first Milestone of any of the Alternatives is not achieved by its corresponding Target Date or any subsequent Milestone of the applicable Alternative is not achieved by its corresponding Target date, that date shall automatically be extended to the date that is three calendar months following the Target Date (the “Extended Target Date”), without any action by the Company or Investor. Thereafter, if the Milestone is not achieved by its corresponding Extended Target Date, the Company and Investor shall negotiate in good faith agreement on a new Target Date for the Milestone; provided, however, except as otherwise set forth in the following table or the notes thereto, if the Company and Investor are unable to reach agreement on a new Target Date for the Milestone within 30 days following the Extended Target Date, the Investor shall have no obligation to purchase any Shares with respect to that Milestone should it subsequently be achieved. The termination of the obligation of the Investor to purchase Shares in respect of a Milestone pursuant to this paragraph shall not affect in any way the obligation of the Investor to purchase Shares in respect of any other Milestone under the applicable Alternative.

The obligation of the Investors to purchase any of the Additional Commitment Shares not previously purchased under Section 2.2 shall terminate on September 30, 2011; provided, however, the Investors are obligated to purchase any such shares that are the subject of an Installment Notice given on or before that date, even though the Subsequent Closing Date is after.

Milestone Description	Milestone Ratio*	Target Date

Alternative 1 Milestone Schedule
A. Pursuant to the application for Orphan Medicinal Product Designation filed by the Company with the US FDA or its European, Swiss, or Israeli equivalents, Oxycyte is designated an orphan drug for the indication of traumatic brain injury by such agency	0.03*	31-09-09
B. Written license with unaffiliated party for distribution of cosmetic product that provides for license fee payments totaling US$500,000 within three months of contract date, exclusive of royalties	0.04*	31-12-09
C. OTC New Drug or device Application (510K application or its equivalent) for cream/ointment to treat acne or rosacea or skin cut/abrasion is approved by US FDA (“OTC Product”)	0.04*	28-02-10
D. Written license with unaffiliated party for distribution of OTC Product that provides for license fee payments totaling US$500,000 within three months of contract date, exclusive of royalties	0.04*	28-02-10
E. Clinical trial for Oxycyte in traumatic brain injury approved by the US FDA	0.10	31-03-11
F. Written license with unaffiliated party for distribution of Oxycyte that provides for license fee payments totaling US$1,000,000 within three months of contract date, exclusive of royalties	0.25	30-09-10
G. Battlefield exception for sale and use of Oxycyte issued by any of the US armed forces, NATO, or the Israel Defense Forces	0.25	30-06-11
H. Common stock of Company listed on any of the AMEX, NYSE or Nasdaq markets	0.25	30-06-10

* Any other provision of Milestone Alternative 1 of this Appendix A to the contrary notwithstanding, if Oxycyte is not designated an orphan drug (Milestone A under Alternative 1) on or before its Extended Target Date, Milestone A shall be automatically deleted from the table without any action by the Company or Investor, and the Milestone Ratios for Milestones B, C and D shall automatically increase to 0.05 for each. If prior to this change a Subsequent Closing has been held with respect to any of Milestones B, C or D, then within 10 Business Days following the Extended Target Date of Milestone A, a further Subsequent Closing will be held pursuant to Section 2.2(b) for the additional Shares issuable in respect of the Milestone for which a Subsequent Closing has occurred (being Milestone B, C or D) resulting from the increase in the applicable Milestone Ratio.

Alternative 2 Milestone Schedule
A. Clinical trial for Oxycyte in traumatic brain injury approved by Swissmedic	0.40	31-10-09**
B. Clinical trial for Oxycyte in traumatic brain injury approved by the US FDA	0.10	31-03-11
C. Written license with unaffiliated party for distribution of Oxycyte that provides for license fee payments totaling US$1,000,000 within three months of contract date, exclusive of royalties	0.25	30-09-10
D. Battlefield exception for sale and use of Oxycyte issued by any of the US armed forces, NATO, or the Israel Defense Forces	0.25	30-06-11

** The provisions of Section 2.2(b) of the Agreement notwithstanding, the Investor may, at its election, defer the Subsequent Closing Date for the Subsequent Closing of the investment attributable to this Milestone to a date no later than December 10, 2009, even though more than 20 Business Days after the Installment Notice is given.